                                                                    EXHIBIT 12.1

                      SARA LEE CORPORATION AND SUBSIDIARIES
                      -------------------------------------
                Computation of Ratio of Earnings to Fixed Charges
                -------------------------------------------------
                          (In millions, except ratios)
                          ----------------------------

                                                                         Twenty-Six Weeks Ended
                                                                     ------------------------------

                                                                     December 29,      December 30,
                                                                       2001 (1)          2000 (2)
                                                                     -----------       ------------
Fixed charges:

   Interest expense                                                  $      154        $       151

   Interest portion of rental expense                                        30                 37
                                                                     -----------       ------------

   Total fixed charges before capitalized interest                          184                188

   Capitalized interest                                                       3                 11
                                                                     -----------       ------------

      Total fixed charges                                            $      187        $       199
                                                                     ===========       ============




Earnings available for fixed charges:

   Income from continuing operations before income taxes             $      448        $       529

   Less undistributed income in minority-owned companies                     (1)                (5)

   Add minority interest in majority-owned subsidiaries                      17                 31

   Add amortization of capitalized interest                                  12                 12

   Add fixed charges before capitalized interest                            184                188
                                                                     -----------       ------------


      Total earnings available for fixed charges                     $      660        $       755
                                                                     ===========       ============


Ratio of earnings to fixed charges                                          3.5                3.8
                                                                     ===========       ============


(1) - During the first six-months of fiscal 2002, the Corporation recorded a pretax charge of $188 million in connection with certain reshaping actions.

(2) - During the second quarter of fiscal 2001, the Corporation recorded a pretax charge of $344 million in connection with certain reshaping actions.

During the second quarter of fiscal 2001, the Corporation recorded a pretax gain of $105 million in connection with the initial public offering of its Coach division.

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